Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
CroMedica Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of PRA International of our report dated May 24, 2002, with respect to the consolidated balance sheets of CroMedica Inc. as of March 31, 2002 and 2001, and the related consolidated statements of operations and deficit and cash flows for each of the years then ended, which report appears in the Registration Statement (No. 333-116424) on Form S-1, as amended, of PRA International.

/s/ KPMG LLP

Victoria, Canada
December 2, 2004